EXHIBIT 99(a)

                        Community Bancorp of New Jersey
                  Reports Second Quarter Profit As Earnings And
                             Asset Growth Continue

FREEHOLD, N.J., July 19 -- Community Bancorp of New Jersey, the holding company for the Community Bank of New Jersey (Nasdaq: CBNJ) which commenced operations in May 1997, reported its seventh consecutive quarter of profitable operations. For the quarter ended June 30, 2000, the Company earned $240,000 compared to $ 139,000 for the same period last year. Basic and diluted net income per share for the second quarter of 2000 was $0.12, compared to net income per share for basic and diluted earnings of $0.08 and $0.07, respectively, for the second quarter of 1999.

For the six months ended June 30, 2000, net income increased to $386,000, or $0.20 net income per share for both basic and diluted compared to net income of $204,000, or net income per share for basic and diluted earnings of $0.11 and $0.10, respectively, for the same period in 1999.

For the six months ended June 30, 2000, the Company did not recognize any income tax expense. Tax expense for the period has been offset by the benefit from the reduction in the Company's valuation allowance on its deferred tax asset as of June 30, 2000. The Company would have reported income tax expense of approximately $140,000 without the benefit from this valuation allowance reduction. Based upon the current and projected levels of profit, it is anticipated that the Company will further reduce its valuation allowance to zero, and begin to record income tax expense in the first quarter of 2001.

As of June 30, 2000 the Company posted total assets of $156.9 million, an increase of $24.1 million, or 18% over December 31, 1999. The Bank's loan portfolio, net of allowances for loan losses, increased to $98.3 million, an increase of $16.9 million, or 21% over December 31, 1999. Total deposits increased to $137.1, million at June 30, 2000, an increase of $23.1 million, or 20% over December 31, 1999. At June 30, 2000, the Company's allowance for loan losses equaled $1.4 million, or 1.38% of loans. The Company had no non-performing assets at June 30, 2000.

The Community Bank of New Jersey, the Company's Bank subsidiary, operates through its main office at 3535 Highway 9 North, Freehold, New Jersey and its four (4) branch offices located at 31 East Main Street, Freehold, New Jersey, 4502 Highway 9 South, Howell, New Jersey and 267 Main Street, Matawan, New Jersey and 191 Route 9 South, Manalapan, New Jersey.

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                         COMMUNITY BANCORP OF NEW JERSEY

                              FINANCIAL HIGHLIGHTS
                                 BALANCE SHEETS

                                                       June 30,     December 31,
                                                        2000            1999
                                                     ----------     ------------
                                                             (Unaudited)
                                                            (In thousands)

ASSETS
Cash and Due from Banks                               $   9,005       $   4,991
Federal Funds Sold                                       10,455          20,275
Investment Securities                                    33,029          20,669

Loans                                                    99,672          82,632
Less Allowance for Loan Losses                           (1,375)         (1,237)

Net Loans                                                98,297          81,395

Premises and Equipment, net                               4,739           4,631
Other Assets                                              1,409             850

TOTAL ASSETS                                          $ 156,934       $ 132,811

LIABILITIES
Deposits                                              $ 137,136       $ 114,028
Other Liabilities                                         1,204             557

Total Liabilities                                       138,340         114,585

SHAREHOLDERS' EQUITY
Common Equity (1)                                        21,299          20,160
Accumulated Deficit (1)                                  (2,679)         (1,923)
Accumulated other comprehensive income                      (26)            (11)

Total Shareholders' Equity                               18,594          18,226

TOTAL LIABILITIES &
         SHAREHOLDERS' EQUITY                         $ 156,934       $ 132,811

(1) Change includes recording of 5% stock dividend paid May 1, 2000.

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                         COMMUNITY BANCORP OF NEW JERSEY
                              FINANCIAL HIGHLIGHTS
                     STATEMENTS OF OPERATIONS (Unaudited)

                                                         6 Months Ended June 30,
                                                           2000           1999

                                           (In thousands, except per share data)

    Interest Income                                        $4,909         $2,975
Interest Expense                                            2,027          1,000
Net Interest Income                                         2,882          1,975
Provision for Loan Losses                                     138            222
Net Interest Income after
Provision for Loan Losses                                   2,744          1,753
Non Interest Income                                           417            131
Non Interest Expenses                                       2,775          1,680

Net Income                                                 $  386         $  204

Net Income
Per Common Share(1)
Basic                                                      $ 0.20         $ 0.11

Diluted                                                    $ 0.20         $ 0.10

SELECTED FINANCIAL DATA
Market Value per Common Share(1)(2)                        $13.63         $14.79
Book Value per share(1)                                    $ 9.69         $ 9.57


(1) Per share and earnings per share values have been retroactively adjusted to reflect the third quarter 1999 3% stock dividend and the second quarter 2000 5% stock dividend.

(2) Closing sale price of the common stock on the Nasdaq SmallCap Market at June 30, 2000 and June 30, 1999 under the symbol CBNJ.

SOURCE Community Bancorp of New Jersey

CONTACT: Robert D. O'Donnell for Community Bancorp of New Jersey, 732-863-9000